Exhibit C

STOCKHOLDERS SUPPORT AGREEMENT

     This Agreement, dated as of June 25, 2004 (this “Agreement”), is entered into, by and among the individuals and entities signatory hereto (each a “Stockholder” and collectively, the “Stockholders”) and Edelbrock Corporation, a Delaware corporation (the “Company”).

     This Agreement is entered into based on the following:

     As of the date hereof, the Stockholders, in the aggregate, own 2,628,529 shares of Common Stock, par value $0.01 per share, of the Company (the “Common Stock”), plus approximately 177,537 shares owned through the Company’s 401(k) plan;

     Edelbrock Holdings, Inc., a Delaware corporation (“Parent”), Edelbrock Merger Sub, Inc., a Delaware corporation and the Company propose to enter into an Agreement and Plan of Merger dated as of the date hereof (the “Merger Agreement”).

     As a condition to the Company entering into the Merger Agreement, the Company has required that the Stockholders execute and deliver this Agreement.

     NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, the parties hereto, intending to be legally bound hereby, agree as follows:

     1. Representations of the Stockholders. The Stockholders hereby, jointly and severally, represent and warrant to the Company as follows:

     (a) Each Stockholder is the beneficial owner (as such term is defined in clause (b) below) of the number of shares of Common Stock set forth opposite such Stockholder’s name on Annex A attached hereto. All of such shares are collectively referred to herein as the “Shares.”

     (b) None of the Stockholders is the beneficial owner (for purposes of this Agreement, such term shall have the meaning set forth in Rule 13d-3 under the Securities Exchange Act of 1934, as amended, (the “Exchange Act”) and the rules and regulations promulgated thereunder), without regard to any conditions (including the passage of time) to the acquisition of such shares, of any shares of Common Stock or other voting securities of the Company other than the Shares, except for options held by O. Victor Edelbrock to acquire 30,938 shares of Common Stock.

     (c) Each Stockholder has the exclusive right, power and authority to execute and deliver this Agreement, to vote the Shares beneficially owned by it and to otherwise perform its respective obligations under this Agreement, and this Agreement has been duly executed and delivered by each Stockholder; and, assuming that this Agreement has been duly and validly authorized, executed and delivered by the Company, this Agreement constitutes a valid and binding agreement of each Stockholder, enforceable against each Stockholder in accordance with its terms, except to the extent that the enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws now or hereafter in effect relating to creditor’s rights generally, and by general principles of equity (regardless of whether such enforcement is considered in a proceeding at law or in equity).

     (d) Except as provided in Section 3(c) below, the Shares are now and will at all times during the term of this Agreement be owned of record by the Stockholders as set forth in Annex A or by a nominee or custodian for the account of the applicable Stockholder, free and clear of all pledges, liens, proxies, claims, charges, security interests, preemptive rights, voting trusts, voting agreements and any other encumbrances or arrangements whatsoever with respect to the ownership, transfer or voting of the Shares; and there are no outstanding options, warrants or rights to purchase or acquire, or agreements relating to the voting of, any of the Shares other than this Agreement.

     (e) The execution and delivery of this Agreement by each Stockholder, the consummation by each Stockholder of the transactions contemplated hereby and the performance by such Stockholder of its obligations hereunder will not:

     (i) require any consent, approval, order, authorization or permit of, or registration, filing with or notification to, any court, governmental or regulatory authority or agency or any private third party, except for the filing with the Securities and Exchange Commission of any Schedules 13D or 13G or amendments to Schedules 13D or 13G and filings under Section 16 of the Exchange Act, as may be required in connection with this Agreement and the transactions contemplated hereby;

     (ii) result in any violation of or the breach of or constitute a default (with notice or lapse of time or both) under (or give rise to any right of termination, cancellation or acceleration or guaranteed payments under or to, a loss of a material benefit or result in the creation or imposition of a lien under) any of the terms, conditions or provisions of any note, lease, mortgage, indenture, license, agreement or other instrument or obligation to which such Stockholder is a party by which such Stockholder or any of its assets may be bound; or

     (iii) violate the provisions of any order, writ, injunction, judgment, decree, statute, rule or regulation applicable to such Stockholder in such a manner as could, individually or in the aggregate, reasonably be expected to materially impair the ability of such Stockholder to perform its obligations under this Agreement or prevent or delay the consummation of any of the transactions contemplated by this Agreement.

     (f) Each Stockholder has reviewed the Merger Agreement and understands and accepts the terms and conditions thereof.

     (g) Each Stockholder has had the opportunity to review this Agreement and the Merger Agreement with counsel of his, her or its own choosing.

The representations and warranties contained herein shall be made as of the date hereof and as of each date from the date hereof through and including the date of termination of this Agreement.

     2. Agreement to Vote Shares. The Stockholders agree to: (a) appear, or cause the record holder of any Shares on the applicable record date (each a “Record Holder”) to appear (in person or by proxy), at any annual or special meeting of the holders of the Common Stock for the purpose of obtaining a quorum, or, if holders of the Common Stock are permitted or required to vote their shares through the execution of an action by written consent, the Stockholders, jointly and severally, agree to execute or cause all Record Holders to execute such consent, and (b) vote (or execute consents or proxies with respect to), and cause each Record Holder to vote (or execute consents or proxies with respect to), the Shares and any New Shares (as defined in Section 8 hereof) (i) in favor of adoption and approval of the Merger Agreement, including each other actions, agreements and transactions contemplated by or in furtherance of the Merger Agreement, at every meeting (or in connection with any action by written consent) of the holders of the Common Stock at which such matters are considered and at every adjournment thereof and (ii) against any action or proposal that would compete with or could serve to interfere with, delay, discourage, adversely affect or inhibit the timely consummation of the transactions contemplated by the Merger Agreement. Each Stockholder agrees to deliver or cause each Record Holder of any Shares or New Shares of such Stockholder to deliver to the Company upon request a proxy, substantially in the form of Annex B attached hereto, for any such stockholder meeting (or action by written consent), which proxy shall be coupled with an interest and irrevocable to the extent permitted under Delaware law, with the total number of Shares and any New Shares beneficially owned by such Stockholder correctly indicated thereon.

     3. Transfer and Encumbrance. (a) On and after the date hereof and prior to the termination of this Agreement pursuant to Section 11 hereof, each Stockholder agrees not to, directly or indirectly, transfer, sell, offer, assign, pledge or otherwise dispose of or encumber (“Transfer”) any of the Shares or New Shares or such Stockholder’s voting or economic interest therein prior to the date this Agreement shall be terminated in accordance with its terms. Each Stockholder agrees not to grant any proxies or options with respect to any of the Shares or New Shares nor enter into any voting agreement or voting trust with respect to any of the Shares or New Shares except as provided herein.

     (b) In furtherance of this Agreement, concurrently herewith each Stockholder shall, and hereby does, authorize the Company and the Company’s transfer agent to place a stop transfer order with respect to the Shares and, upon delivery, any New Shares. Each Stockholder agrees and acknowledges that this Agreement places limitations on the voting and Transfer of such Shares. As promptly as possible following the execution and delivery of this Agreement and on the business day following receipt of any New Shares, each Stockholder agrees to deliver to the transfer agent for such Shares or New Shares, as the case may be, certificates representing the Shares or New Shares, as the case may be, whereupon the transfer agent shall affix the following legend:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER GRANTED PURSUANT TO A STOCKHOLDERS SUPPORT AGREEMENT DATED AS OF JUNE 25, 2004. A COPY OF SUCH AGREEMENT IS ON FILE AT THE OFFICES OF THE COMPANY.

     (c) Notwithstanding anything in this Agreement to the contrary, prior to the Closing (as such term is defined in the Merger Agreement), the Stockholders other than Parent shall contribute at least 2,210,618 shares (the “Transferred Shares”) to Parent, and thereupon all representations, covenants and other provisions of this Agreement applicable to the Stockholders other than Parent shall be applicable to Parent with respect to the Transferred Shares.

     4. Additional Purchases. Each Stockholder agrees that in the event (i) any shares of Common Stock or other voting securities of the Company are issued pursuant to any stock dividend, stock split, recapitalization, reclassification, combination or exchange of shares of capital stock of the Company on, of or affecting the Shares of such Stockholder; (ii) such Stockholder purchases or otherwise acquires beneficial ownership of any shares of Common Stock or other voting securities of the Company after the execution of this Agreement; or (iii) such Stockholder acquires the right to vote or share in the voting of any shares of Common Stock or other voting securities of the Company, other than the Shares (such Common Stock and other voting securities of the Company, collectively, the “New Shares”), each Stockholder agrees to vote such New Shares in the same manner as the Shares and to notify the Company and then deliver promptly to the Company upon request of the Company an irrevocable proxy with respect to such New Shares, substantially in the form of Annex B attached hereto. Each Stockholder also agrees that any New Shares acquired or purchased by such Stockholder shall be subject to the terms of this Agreement to the same extent as if they constituted Shares.

     5. Covenants of the Stockholders.

     (a) Each Stockholder agrees that such Stockholder will not, by any voluntary act, avoid or seek to avoid the observance or performance of any of the covenants, stipulations or conditions to be observed or performed hereunder by any of the Stockholders;

     (b) Upon receipt by the Stockholders of evidence reasonably satisfactory to them of the loss, theft, destruction or mutilation of this Agreement, and (in the case of loss, theft or destruction) of reasonably satisfactory indemnification, and upon surrender and cancellation of this Agreement, if mutilated, each Stockholder will execute and deliver a new Agreement of like tenor and date. Any such new Agreement executed and delivered shall constitute an additional contractual obligation on the part of the Stockholders, whether or not the Agreement so lost, stolen, destroyed or mutilated shall at any time be enforceable by anyone.

     (c) Each Stockholder shall use all reasonable efforts to take, or cause to be taken, all actions that are necessary or advisable to consummate the transactions contemplated by this Agreement or the Merger Agreement.

     6. Guarantee of Obligations. Each of the Stockholders, jointly and severally, guarantees that Merger Sub and Parent will each perform its obligations under the Merger Agreement.

     7. Costs. Except as otherwise expressly provided herein, each of the parties hereto shall bear and pay all costs and expenses incurred by them or on their behalf in connection with the transactions contemplated hereunder, including fees and expenses of their own financial consultants, investment bankers, accountants and counsel.

     8. Fiduciary Duties. Each Stockholder is signing this Agreement solely in such Stockholder’s capacity as the beneficial owner of Shares and New Shares and nothing contained herein shall limit or affect any actions taken by such Stockholder in his or her capacity as an officer or director of the Company and consistent with the terms of the Merger Agreement and this Agreement and none of such actions shall be deemed to constitute a breach of this Agreement; provided, however, that nothing in this Section 8 shall affect such Stockholder’s obligations as a beneficial owner of Shares set forth in this Agreement.

     9. Specific Performance. Each party hereto acknowledges that it will be impossible to measure in money the damages to the other parties if a party hereto fails to comply with any of the obligations imposed by this Agreement, that every such obligation is material and that, in the event of any such failure, the other parties will not have an adequate remedy at law or damages. Accordingly, each party hereto agrees that injunctive relief or other equitable remedy, in addition to remedies at law or damages, is the appropriate remedy for any such failure and will not oppose the granting of such relief on the basis that the other party has an adequate remedy at law. Each party hereto agrees that it will not seek, and agrees to waive any requirement for, the securing or posting of a bond in connection with any other parties’ seeking or obtaining such equitable relief.

     10. Successors and Assigns. This Agreement shall be binding upon, inure to the benefit of, and be enforceable by the parties hereto and their respective successors and assigns; and nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement. This Agreement shall not be assignable without the written consent of the other party hereto.

     11. Termination. This Agreement will terminate on the earlier of (a) the Effective Time (as defined in the Merger Agreement) and (b) the close of business on the date upon which the Merger Agreement is terminated pursuant to its terms.

     12. Entire Agreement. This Agreement supersedes all prior agreements, written or oral, among the parties hereto with respect to the subject matter hereof and contains the entire agreement among the parties with respect to the subject matter hereof. This Agreement may not be amended, supplemented or modified, and no provisions hereof may be modified or waived, except by an instrument in writing signed by the parties hereto. No waiver of any provisions hereof by any party shall be deemed a waiver of any other provisions hereof by any such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party.

     13. Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE. FURTHERMORE, EACH OF THE PARTIES HERETO (A) CONSENTS TO SUBMIT ITSELF TO THE PERSONAL JURISDICTION OF ANY FEDERAL OR STATE COURT LOCATED IN THE STATE OF DELAWARE IN THE EVENT ANY DISPUTE ARISES OUT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, (B) AGREES THAT IT SHALL NOT ATTEMPT TO DENY SUCH PERSONAL JURISDICTION BY MOTION OR OTHER REQUEST FOR LEAVE FROM ANY SUCH COURT AND (C) AGREES THAT IT SHALL NOT BRING AN ACTION RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT IN ANY COURT OTHER THAN A FEDERAL OR STATE COURT SITTING IN THE STATE OF DELAWARE.

     14. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given upon personal delivery, facsimile transmission (which is confirmed), telex or delivery by an overnight express courier service (delivery, postage or freight charges prepaid), or on the fourth day following deposit in the United States mail (if sent by registered or certified mail, return receipt requested, delivery, postage or freight charges prepaid, and otherwise to be sent by first class mail), addressed to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(i)	If to the Company to:

Edelbrock Corporation 2700 California Street Torrance, California 90503 Attn: Jeffrey L. Thompson Tel: (310) 972-2701 Fax: (310) 320-3964

with a copy (which shall not constitute notice) to:

The Special Committee of
the Board of Directors of Edelbrock Corporation
c/o Ralph Hellmold, Chairman
689 Fifth Avenue, 14th Floor
New York, New York 10022
Tel:      (212) 399-6555 Ext. 210
Fax:      (212) 424-1904

and

Jones Day
2882 Sand Hill Road, Suite 240
Menlo Park, California 94025
Attn: Robert T. Clarkson
Tel:       (650) 739-3939
Fax:      (650) 739-3900

and

Skadden, Arps, Slate, Meagher & Flom LLP
300 South Grand Avenue, Suite 3400
Los Angeles, California 90071
Attn: Nick P. Saggese
Michael V. Gisser
Tel:      (213) 687-5550
Fax:      (213) 687-5600

if to any of the Stockholders, to:

O. Victor Edelbrock
c/o Edelbrock Corporation
2700 California Street
Torrance, California 90503
Tel:      (310) 972-2700
Fax:      (310) 320-3964

with a copy (which shall not constitute notice) to:

Troy & Gould
1801 Century Park East
Los Angeles, California 90067
Attn: Lawrence Schnapp
Marc Brown
Tel:      (310) 553-4441
Fax:      (310) 201-4746

     15. Severability. If any provision of this Agreement or the application of such provision to any person or circumstances shall be held invalid by a court of competent jurisdiction, the portion of such provision which is not held invalid and the other provisions hereof shall remain enforceable and shall not be affected and the application of such provision to persons or circumstances other than the party as to which it is held invalid shall not be affected.

     16. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

     17. Headings; Capitalized Terms. All Section headings herein are for convenience of reference only and are not part of this Agreement, and no con struction or reference shall be derived therefrom.

     IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.

By:	/s/ O. Victor Edelbrock, Jr.
	Name:	O. Victor Edelbrock, Jr.

VIC AND NANCY EDELBROCK INTER VIVOS TRUST
VIC EDELBROCK, SR. WILL MARITAL DEDUCTION FUND
VIC EDELBROCK, SR. WILL RESIDUARY FUND
SEAN MICHAEL ROBB TRUST
ALEXANDER EDELBROCK WILSON TRUST
COURTNEY ISOM TRUST
CAREY EDELBROCK ROBB TRUST
CATHLEEN EDELBROCK TRUST
CHRISTINA EDELBROCK WILSON TRUST
TROY FREDERICK ROBB TRUST
GRANT DOUGLAS ROBB TRUST
BROOKE ELIZABETH ROBB TRUST
KYLE PATRICK ROBB TRUST

By:	/s/ O. Victor Edelbrock, Jr.
O. Victor Edelbrock, Jr.
Trustee

EDELBROCK CORPORATION

By:	/s/ Jeffrey L. Thompson
	Name:	Jeffrey L. Thompson
	Title:	Executive Vice President and Chief Operating Officer

ANNEX A

Shares of Company
Stockholders	Common Stock Owned
Vic and Nancy Edelbrock Inter Vivos Trust	860,557
Vic Edelbrock, Sr. Will Marital Deduction Fund	700,282
Vic Edelbrock, Sr. Will Residuary Fund	618,750
Sean Michael Robb Trust	73,521
Alexander Edelbrock Wilson Trust	73,521
Courtney Isom Trust	73,521
Carey Edelbrock Robb Trust	43,510
Cathleen Edelbrock Trust	43,521
Christina Edelbrock Wilson Trust	73,510
Troy Frederick Robb Trust	16,959
Grant Douglas Robb Trust	16,959
Brooke Elizabeth Robb Trust	16,959
Kyle Patrick Robb Trust	16,959
O. Victor Edelbrock	177,537 *

*	Represents approximate number of shares held as of the date hereof through the Company’s 401(k) plan.

ANNEX B

FORM OF IRREVOCABLE PROXY

     The undersigned hereby revokes any previous proxies and appoints [ ], with full power of substitution and resubstitution as attorney and proxy of the undersigned to attend any and all meetings of Stockholders (and any adjournments or postponements thereof) of Edelbrock Corporation, a Delaware corporation (the “Company”), to vote all shares of Common Stock, par value $0.01 per share, of the Company that the undersigned is then entitled to vote, and to represent and otherwise to act for the undersigned in the same manner and with the same effect as if the undersigned were personally present, with respect to all matters specified in the Agreement, dated as of June 25, 2004 (the “Agreement”), by and among the Company, the undersigned and the other persons signatory thereto. Capitalized terms used and not defined herein have the respective meanings ascribed to them in the Agreement.

     This proxy shall be deemed to be a proxy coupled with an interest and is irrevocable during the term of the Agreement and has been granted pursuant to Section 2 of the Agreement.

     The undersigned authorizes such attorney and proxy to substitute any other person to act hereunder, to revoke any substitution and to file this proxy and any substitution or revocation with the Secretary of the Company.

Dated: June  , 2004

By:

Name:

By:

Name:

EDELBROCK HOLDINGS, INC.

By:

Name:
Title: